EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

By and among

Fastener Distribution and Marketing Company, Inc.,

Aero-Missile Components, Inc.,

Creative Assembly Systems, Inc.,

Precision Aerospace Components, Inc.,

Apace Acquisition I, Inc.,

and

Apace Acquisition II, Inc.

dated as of

May 25, 2012

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of the ___ day of May, 2012, is entered into by and among FASTENER DISTRIBUTION AND MARKETING COMPANY, INC., a Delaware corporation with an address located at 351 Camer Drive Bensalem, PA 19020 (“FD&M”), AERO-MISSILE COMPONENTS, INC., a Pennsylvania corporation with an address located at 351 Camer Drive Bensalem, PA 19020 (“Aero”), CREATIVE ASSEMBLY SYSTEMS, INC., an Ohio corporation with an address located at 6002 Groveport Road, Groverport, Ohio (“CAS,” and together with FD&M and Aero, each a “Seller” and, collectively, the “Sellers”), PRECISION AEROSPACE COMPONENTS, INC.,  a Delaware corporation with an address located at 2200 Arthur Kill Road, Staten Island, New York 10309 (“Buyer Parent”), APACE ACQUISITION I, INC., a Delaware corporation with an address located at 2200 Arthur Kill Road, Staten Island, New York 10309 (“Sub 1”), and APACE ACQUISITION II, INC., a Delaware corporation with an address located at 2200 Arthur Kill Road, Staten Island, New York 10309 (“Sub 2” and, together with “Sub 1” and "Buyer Parent", the “Buyer Group”).

RECITALS

WHEREAS, the Sellers are engaged (a) in the business of the distribution of fasteners focusing on distribution to the military and aerospace fastener field (“Business 1”); and (b) in the business of distributing proprietary and specialty fasteners focusing on the production segment and primarily serving the heavy truck, automotive, appliance, and material handling industries (“Business 2” and, together with Business 1, collectively, the “Business”);

WHEREAS, the Business represents all of the businesses currently conducted by the Sellers; and

WHEREAS, Sellers desire to sell and assign to the members of the Buyer Group, and Buyer Group desires to purchase and assume from Sellers, substantially all of the Sellers’ assets, and certain specified liabilities, in each case, as more particularly described in this Agreement, including, without limitation, those assets that relate to the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

 “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” means: (a) the sum of the Bank Payoff Amount and the Trade Payables Amount; less (b) Six Million Eight Hundred Eight-Two Thousand Three Hundred Sixty-Four Dollars ($6,882,364).

“Aero” has the meaning set forth in the preamble.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Purchase Price” has the meaning set forth in Section 2.05.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Assigned Contracts” has the meaning set forth in Section 2.01(d).

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Bank Payoff Amount” means the amount listed on the payoff statement from PNC Bank, which amount shall: (a) represent all amounts owed to PNC Bank as of the Closing Date; and (b) be an amount sufficient to repay all obligations owed to PNC Bank and satisfy any Encumbrances on the Purchased Assets, in each case, as of the Closing Date.

“Benefit Plan” has the meaning set forth in Section 4.20(a).

“Bid” has the meaning set forth in Section 4.08(a).

“Bills of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Business 1” has the meaning set forth in the recitals.

“Business 2” has the meaning set forth in the recitals.

“Buyer Group” has the meaning set forth in the preamble.

“Buyer Group Basket Exclusions” has the meaning set forth in Section 8.04(a).

“Buyer Group Closing Certificate” has the meaning set forth in Section 7.03(h).

“Buyer Group Indemnitees” has the meaning set forth in Section 8.02.

“Buyer Parent” has the meaning set forth in the preamble.

“CAS” has the meaning set forth in the preamble.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements (including, without limitation, outstanding bids, proposals, and quotations), whether written or oral.

 “Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer Group concurrently with the execution and delivery of this Agreement.

 “Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement among Buyer Group, Sellers and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of Five Hundred Thousand Dollars ($500,000) to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, provided that, upon the earlier of the (i) Sellers’ delivery of the Tax Clearance Certificates required pursuant to Section 6.13 or (ii) the eighteen-month anniversary of the Closing Date, the Escrow Agent shall release the sum of Two Hundred Thousand Dollars ($200,000) directly to the Sellers in accordance with terms contained in the Escrow Agreement (except to the extent that the Escrow Agreement requires any such amounts to continue to be held in escrow).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“FD&M” has the meaning set forth in the preamble.

“Financial Statements” has the meaning set forth in Section 4.04.

 “GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

 “Insurance Policies” has the meaning set forth in Section 4.16.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, fictitious names, name registrations, corporate names used by the Sellers, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers including, without limitation, all Intellectual Property used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Sellers’ Affiliates, grant any of Sellers the exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Inventory” has the meaning set forth in Section 2.01(c).

“Knowledge of the Buyer Group or Buyer Group's Knowledge” or any other similar knowledge qualification, means the actual knowledge of Andrew Prince.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Rich McVaugh, Penny Griffith, Brain Corcoran  and Frank Shields.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.11(b).

“Leases” has the meaning set forth in Section 4.11(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, special, incidental  or consequential damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, taken as a whole, (b) the value of the Purchased Assets, taken as a whole, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Business operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.07; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.15(a).

“Material Suppliers” has the meaning set forth in Section 4.15(b).

“McVaugh Employment Agreement” has the meaning set forth in Section 3.02(a)(vi).

“Multi-employer Plan” has the meaning set forth in Section 4.20(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning on or after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

 “Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.20(c).

 “Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sellers” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 8.04(b)

“Seller Government Contract” has the meaning set forth in Section 4.08(a).

“Seller Government Subcontract” has the meaning set forth in Section 4.08(a).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Sellers’ Closing Certificate” has the meaning set forth in Section 7.02(i).

“Sub 1” has the meaning set forth in the Preamble.

“Sub 2” has the meaning set forth in the Preamble.

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Tax Clearance Certificate(s)” has the meaning set forth in Section 6.13

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “Third Party Claim” has the meaning set forth in Section 8.05(a).

“Third Party Expenses” has the meaning set forth in Section 2.04(a).

“Trade Payables Amount” has the meaning set forth in Section 2.03(a).

“Trade Payables Schedule” has the meaning set forth in Section 2.03(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bills of Sale, the Assignment and Assumption Agreements, Intellectual Property Assignments, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

“Union” has the meaning set forth in Section 4.21(b).

“Unpaid Third Party Expenses Amount” has the meaning set forth in Section 2.05.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and Sale

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer Group, and Buyer Group shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the Sellers’ assets, properties and rights of every kind and nature and in whatever form, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets) (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) cash and cash equivalents;

(b) all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(d) all Contracts, including, without limitation all Intellectual Property Licenses and those Contracts set forth in Section 2.01(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g) all Leased Real Property;

(h) all Permits, including Environmental Permits, which are held by any of Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets to the extent assignable to Buyer Group, including, without limitation, those listed on Section 4.18(b) and Section 4.19(b) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except for those Actions related to the Excluded Assets;

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);

(k) all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, except for those benefits related to the Excluded Assets;

(m) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, tax, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Books and Records”);

(n) any Benefit Plans that provide health care coverage to the extent such coverage relates to periods after the Closing; and

(o) all goodwill and the going concern value of the Business.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liabilities relating to the Purchased Assets unless one of the members of the Buyer Group expressly assumes such Liabilities pursuant to Section 2.03.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) those Contracts, if any, that are set forth in Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c) all Benefit Plans (other than any health care plans to the extent such coverage relates to periods after the Closing) and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) all rights to any Actions of any nature available to Sellers to the extent currently related to the Excluded Assets, whether arising by way of counterclaim or otherwise;

(f) all insurance benefits, including rights and proceeds, arising from or relating to benefits related to the Excluded Assets or Excluded Liabilites;

(g) the rights which accrue or will accrue to Sellers under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, the applicable members of the Buyer Group, on a joint and several basis, shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Sellers to third parties (but not any overage payables) in connection with the Business that remain unpaid, are not more than sixty (60) days from the invoice date as of the Closing Date, and that either are reflected on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, provided that under no circumstances shall such trade payables assumed include debt, loans, or credit facilities of the Seller or the Business, in each case that are owing to financial institutions and further provided that the name of the payee and the amount of such trade payables (such amount, the “Trade Payables Amount”), in each case as of the Closing, are listed on Section 2.03(a) of the Disclosure Schedules (the “Trade Payables Schedule”);

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, breach of warranty or other breach, default or violation by Sellers on or prior to the Closing under the Assigned Contracts; and

(c) customer deposits relating to current work in process or the purchase of current inventory as set forth on Schedule 2.03(c) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, no member of the Buyer Group shall assume nor shall any one of them be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others (collectively, “Third Party Expenses”);

(b) any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.12; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of one of the members of the Buyer Group under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending Action, or to Sellers’ Knowledge in respect of any threatened Action, in each case arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers, provided that such claim arises out of or relates to the operation of the Business or the Purchased Assets on or prior to the Closing Date;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers, provided that such claim arises out of or relates to the operation of the Business or the Purchased Assets on or prior to the Closing Date;

(g) any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers, except for any Liabilities relating to periods after the Closing with respect to any Benefit Plans providing health care benefits;

(h) any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;

(j) any trade accounts payable of Sellers to third parties not expressly assumed pursuant to Section 2.03(a);

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(l) any Liabilities under the Excluded Contracts;

(m) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.05 Aggregate Purchase Price. The aggregate purchase price (the “Aggregate Purchase Price”) for the Purchased Assets shall be Nine Million Eight Hundred Fourteen Thousand Dollars (9,814,000); provided that, (i) in the event that the Adjustment Amount is greater than zero, the Aggregate Purchase Price shall be increased by the Adjustment Amount and (ii) in the event that the Adjustment Amount is less than zero, the Aggregate Purchase Price shall be decreased by the Adjustment Amount.  The Aggregate Purchase Price shall be paid as follows:

(a) The Buyer Group shall pay on behalf of the Sellers, via wire transfer or other immediately available funds, the Bank Payoff Amount;

(b) The Buyer Group shall, at the Closing, assume the Trade Payables Amount in accordance with the terms and conditions set forth in the Assignment and Assumption Agreements;

(c) The Buyer Group shall pay on behalf of the Sellers, via wire transfer or other immediately available funds, the total Third Party Expenses set forth on Section 2.05 of the Disclosure Schedules (the “Unpaid Third Party Expenses Amount”) (which Schedule shall list all Third Party Expenses and shall specifically confirm that no Third Party Expenses have been paid by Sellers prior to the Closing);

(d) The Buyer Group shall deposit the Escrow Amount via wire transfer or other immediately available funds into an account designated by the Escrow Agent, which Escrow Amount shall be held and distributed in accordance with the terms of the Escrow Agreement to satisfy any and all claims made by any members of the Buyer Group or any other Buyer Indemnitee against Sellers pursuant to Article VIII; and

(e) The Buyer Group shall pay the balance of the Aggregate Purchase Price to the Sellers at the Closing, via wire transfer of immediately available funds to an account or to the accounts designated in writing by Sellers to Buyer Group no later than two (2) Business Days prior to the Closing Date.

For avoidance of any doubt, the Aggregate Purchase Price shall be paid by the Buyer Group by virtue of the Buyer Group paying, or assuming, as applicable, the amounts set forth in Sections 2.05(a-e) above.

Section 2.06 Intentionally Omitted

Section 2.07 Allocation of Aggregate Purchase Price. Sellers and Buyer Group agree that the Aggregate Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in a manner consistent with the form of allocation schedule prepared by the Buyer Group, which has been approved and accepted by the Sellers and is attached hereto as Exhibit B (the “Allocation Schedule”).  The parties hereto agree that the allocation of the Purchase Price is intended to comply with the allocation method required by Section 1060 of the Code.  Within thirty (30) days following the Closing Date, the Buyer Group shall deliver an updated Allocation Schedule, prepared in a manner consistent with Exhibit B.  The Sellers may dispute the updated Allocation Schedule within fifteen (15) days after Buyer Group delivers the updated Allocation Schedule to the Sellers by delivering written notice to the Buyer Group that the Sellers do not agree with the updated Allocation Schedule because it is inconsistent with the form of Allocation Schedule attached as Exhibit B.  If the Sellers do not dispute, in writing, the updated Allocation Schedule within such time period, then the updated Allocation Schedule shall be deemed to be accepted by the Sellers and shall be binding on all parties.  Any dispute by the Sellers as to the correctness of the Allocation Schedule (in accordance with the foregoing dispute procedure) shall be resolved by independent nationally recognized accountants mutually agreeable to the parties.  To the extent the allocation proposed by Seller is closer to the final allocation determined by the independent accountant, the fees of the independent accountant shall be paid 100% by Buyer Group, and to the extent the allocation proposed by Buyer Group is closer to the final allocation determined by the independent accountant, the fees of the independent accountant shall be paid 100% by Sellers.  Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Aggregate Purchase Price made pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.08 Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to the applicable member of the Buyer Group without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the applicable member of Buyer Group's rights under the Purchased Asset in question so that the applicable member of Buyer Group would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer Group's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer Group in any other reasonable arrangement designed to provide such benefits to Buyer Group. Notwithstanding any provision in this Section 2.08 to the contrary, Buyer Group shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer Group either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III
Closing

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of LeClairRyan, 1037 Raymond Boulevard, Sixteenth Floor at 10:00 am, Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) but not earlier than May 24, 2012, or at such other time, date or place as Sellers and Buyer Group may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date.”  The Closing shall be effective as of 12:00 am on the date of the Closing.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer Group the following:

(i) the Escrow Agreement duly executed by Sellers;

(ii) (A) a bill of sale transferring to Sub 1 all Tangible Personal Property, as it relates to Business 1, (B) a bill of sale transferring to Sub 2 all Tangible Personal Property as it relates to Business 2; and (C) one or more other bills of sale transferring all other Purchased Assets that are Tangible Personal Property to Buyer Parent or any other entity designated by Buyer Parent (collectively, the “Bills of Sale”), in each case in form and substance satisfactory to Buyer Group and duly executed by Sellers;

(iii) (A) an assignment and assumption agreement assigning to Sub 1 all Purchased Assets (with Sub 1 assuming all Assumed Liabilities) as they relate to Business 1; (B) an assignment and assumption agreement assigning to Sub 2 all Purchased Assets (with Sub 2 assuming all Assumed Liabilities) as they relate to Business 2; and (C) (A) an assignment and assumption agreement assigning to Buyer Parent or any other entity designated by Buyer Parent all other Purchased Assets (with Buyer Parent or its designee assuming all other Assumed Liabilities) (collectively, the “Assignment and Assumption Agreements”), in each case in form and substance satisfactory to Buyer Group and duly executed by Sellers;

(iv) assignments in form and substance satisfactory to Buyer Group (the “Intellectual Property Assignments”) and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses, (A) to Sub 1, as it relates to Business 1; (B) to Sub 2, as it relates to Business 2; and (C) to Buyer Parent or to any other entity designated by Buyer Parent as it relates to any other Intellectual Property Assets and any other Intellectual Property Licenses;

(v) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer Parent (each, an “Assignment and Assumption of Lease”) and duly executed by Sellers;

(vi) an employment agreement executed by Rich McVaugh, relating to his employment with Buyer Group after the Closing in form and substance acceptable to Buyer Group (the “McVaugh Employment Agreement”);

(vii) the Sellers’ Closing Certificate;

(viii) the certificate(s) of the Secretary or Assistant Secretary of Sellers required by Section 7.02(j);

(ix) evidence that the Sellers’ domain names have been assigned and transferred to the applicable members of the Buyer Group;

(x) evidence that the Sellers have changed their corporate names to other names that are not confusingly similar, in Buyer Group’s sole and absolute discretion, with the corporate names that the Buyer Group is purchasing as part of the Intellectual Property Assets;

(xi) the Disclosure Schedule required pursuant to Section 2.03(a) of this Agreement listing the trade payables being assumed as part of the Assumed Liabilities and the amounts owed on such trade payables as of the Closing;

(xii) a payoff letter from the Sellers’ lending institution evidencing the Bank Payoff Amount;

(xiii) the Disclosure Schedule required pursuant to Section 2.05 of this Agreement; and

(xiv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer Group, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer Group shall deliver to Sellers the following:

(i) the Aggregate Purchase Price less the Bank Payoff Amount, the Trade Payables Amount, the Unpaid Third Party Expenses Amount and the Escrow Amount, delivered by wire transfer to an account specified by the Sellers at least three (3) days prior to the Closing Date;

(ii) the Escrow Agreement duly executed by Buyer Group;

(iii) the Assignment and Assumption Agreements duly executed by the applicable members of the Buyer Group;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by the applicable member of the Buyer Group;

(v) the McVaugh Employment Agreement duly executed by the applicable members of the Buyer Group

(vi) the Buyer Group Closing Certificate;

(vii) the certificate(s) of the Secretary or Assistant Secretary of each member of the Buyer Group required by Section 7.03(h) and Section 7.03(i).

(c) At the Closing, Buyer Group shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

(d) At the Closing, Buyer Group shall pay the Bank Payoff Amount and the Unpaid Third Party Expenses Amount in accordance with Section 2.05.

ARTICLE IV
Representations and warranties of Sellers

Except as set forth in the Disclosure Schedules (any information disclosed under any subsection number of the Disclosure Schedules shall be deemed to be disclosed and incorporated in any other subsection of the Disclosure Schedules where such disclosure would be reasonably appropriate (whether or not specific cross-references are made)), Sellers, jointly and severally, represent and warrant to Buyer Group that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Sellers. Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of incorporation for such Seller set forth in the preamble to this Agreement and each Seller has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted by each such Seller. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business, as currently conducted and as it relates to such Seller, makes such licensing or qualification necessary, except where such failure to qualify or become licensed would not reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority of Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer Group) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by the applicable Sellers (assuming due authorization, execution and delivery by each other party (other than the Sellers) thereto), such Transaction Document will constitute a legal and binding obligation of the applicable Sellers enforceable against them in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of each such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each such Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules and except for non-material Permits, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which any of Sellers is a party or by which any of Sellers or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules.

Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as at June 30 in each of the years 2009, 2010, and 2011 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at April 30, 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the eight month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of June 30, 2011 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of April, 30, 2012 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Each Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 [Intentionally Omitted].

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 4.06 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(f) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(h) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(i) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(j) material capital expenditures which would constitute an Assumed Liability;

(k) imposition of any Encumbrance upon any of the Purchased Assets;

(l) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(m) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(n) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which each Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, except for any Excluded Contracts (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.11(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.12(c) and Section 4.12(e) of the Disclosure Schedules, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled without penalty or without more than ninety (90) days' notice;

(ii) all Contracts that require one or more of the Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of any of the Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets (except for purchase orders entered into in the ordinary course of the Business as reflected in the books and records of the Sellers);

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all other Contracts (other than the Excluded Contracts) that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the respective Seller (or Sellers, as applicable) in accordance with its terms and is in full force and effect. None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers' Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer Parent.  There are no material disputes pending or, to the Sellers’ Knowledge threatened in writing, under any Contract included in the Purchased Assets.

Section 4.08 Government Contracts.

(a) With respect to each (i) current Contract between Seller, on the one hand, and any Governmental Authority, on the other hand, and (ii) each outstanding bid, quotation or proposal by Seller (each, a “Bid”) that if accepted or awarded would reasonably be expected to lead to a Contract between Seller, on the one hand, and any Governmental Authority, on the other hand, including any facilities Contract for the use of government-owned facilities (each such Contract or Bid, a “Seller Government Contract”) and each Contract between Seller, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority, and each outstanding Bid that if accepted or awarded could lead to a Contract between Seller, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such person and any Governmental Authority (each such Contract or Bid, a “Seller Government Subcontract”):

(i) each such Seller Government Contract or Seller Government Subcontract was legally awarded and is binding on the parties thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and by general equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity; provided that for purposes of this Section 4.08(a)(i), the terms Seller Government Contract and Seller Government Subcontract shall not include any Bids;

(ii) no reasonable basis exists to give rise to (1) a material claim for fraud (as such concept is defined under the state or federal Laws of the United States) in connection with any Seller Government Contract or Seller Government Subcontract or under the United States False Claims Act or the United States Procurement Integrity Act, or (2) a claim under the United States Truth in Negotiations Act;

(iii) since January 1, 2007, neither the United States government nor any prime contractor, subcontractor or other person or entity has notified Seller, in writing, that Seller has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to such Seller Government Contract or Seller Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of Seller in connection with such Seller Government Contract or Seller Government Subcontract were current, accurate and complete in all material respects on the date of submission;

(iv) since January 1, 2007, Seller has not received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) pertaining to such Seller Government Contract or Seller Government Subcontract, and Seller is not aware of any basis for any such notice, except any notice that, individually or in the aggregate, is not reasonably likely to be material to the Business;

(v) since January 1, 2007, no cost incurred by Seller pertaining to such Seller Government Contract or Seller Government Subcontract has been questioned or challenged, is the subject of any audit or, to the Knowledge of Sellers, investigation or has been disallowed by any Government Entity, except any investigation, audit or disallowance (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any) that, individually or in the aggregate, is not reasonably likely to be material to the Business

(vi) since January 1, 2007, no material payment due to Seller pertaining to such Seller Government Contract or Seller Government Subcontract has been withheld or set off, and Seller is entitled to all progress or other payments received to date with respect thereto; and

(vii) Seller has complied in all material respects with all requirements of such Seller Government Contract or Seller Government Subcontract and any Law relating to the safeguarding of, and access to, classified information (or, in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any).

(b) Neither Seller, nor any of the respective directors, officers, employees, consultants or agents of Seller, is, or within the past three (3) years has been, to the Sellers’ Knowledge (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Authority, (ii) the subject of any material audit or investigation by Seller, in each case, with respect to any alleged violation of Law or Contract arising under or relating to any Seller Government Contract or Seller Government Subcontract, or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of Contracts governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any), from participation in the award of any Contract with any Governmental Authority. There exist no facts or circumstances that, to the Sellers’ Knowledge, would warrant the institution of suspension or debarment proceedings or a finding of nonresponsibility or ineligibility with respect to Seller, or any of its respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Authority.

(c) Since January 1, 2007, Seller has not received written notice of any (i) outstanding material claims (including claims relating to bid or award protest proceedings (or, in the case of Seller Government Contracts or Seller Government Subcontract governed by Laws other than the state or federal Laws of the United States, the functional equivalents thereof, if any)) against Seller, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other person, arising under or relating to any Seller Government Contract or Seller Government Subcontract, or (ii) outstanding material claims or requests for equitable adjustment (or, in the case of Seller Government Contracts or Seller Government Subcontract governed by Laws other than the state or federal Laws of the United States, the functional equivalent thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest proceedings) between Seller, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other Law or between Seller, on the one hand, and any prime contractor, subcontractor, vendor or other person, on the other hand, arising under or relating to any Seller Government Contract or Seller Government Subcontract.  Since January 1, 2007, Seller has not received any written adverse or negative past performance evaluations or ratings in connection with any Seller Government Contract, Seller Government Subcontract or other Contract with a Governmental Authority, except any evaluation or rating that, individually or in the aggregate, is not reasonably likely to materially impact the Business. Seller does not have (i) any interest in any pending claim against any Governmental Authority, or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other person in each case arising under or relating to any Seller Government Contract or Seller Government Subcontract.

(d) Seller is not aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of Seller, or any employee of Seller.

Section 4.09 Title to Purchased Assets. The Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.09 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or

(e) other imperfections of title or Encumbrances, if any, that individually or in the aggregate, have not had and would not have a Material Adverse Effect.

Section 4.10 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 4.11 Real Property

(a) Sellers do not have any ownership interest in fee in any parcel of real property.

(b) Section 4.11(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyer Parent a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;

(ii) Sellers are not in breach or default under such Lease (except for any such breach or default which would not be reasonably expected to result in a Material Adverse Effect), and, to Sellers' Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Lease;

(iii) Sellers have not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; and

(iv) Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof.

(c) Since January 1, 2007, Sellers have not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(b) Sellers own, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. None of the Sellers' employees have executed any confidentiality and invention assignment agreements in favor of the Sellers.  Sellers are in full compliance with all legal requirements applicable to the Intellectual Property Assets and Sellers’ ownership and use thereof, except where such non-compliance would not reasonably be expected to result in a Material Adverse Effect.

(c) Section 4.12(c) of the Disclosure Schedules lists all Intellectual Property Licenses. Sellers have provided Buyer Parent with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between the applicable Sellers and, to Sellers' Knowledge, the other parties thereto, and Sellers and, to Sellers' Knowledge, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(d) The Intellectual Property Assets and, to Sellers' Knowledge the Intellectual Property Licenses, in each case as currently or formerly owned, licensed or used by Sellers, and the conduct of the Business as currently and formerly conducted by Sellers have not, do not, and will not, infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and to Sellers’ Knowledge, no Action has been instituted, settled or to the Sellers’ Knowledge threatened in writing that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(e) Section 4.12(e) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which any of the Sellers grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses. Sellers have provided Buyer Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the applicable Sellers and, to Sellers’ Knowledge, the other parties thereto, and Sellers and, to Sellers’ Knowledge, such other parties are in full compliance with the terms and conditions of such agreements. To Sellers’ Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

Section 4.13 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis.

Section 4.14 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the applicable Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) to the Sellers’ Knowledge, constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.15 Customers and Suppliers.

(a) Section 4.15(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $50,000 in either of the two (2) most recent calendar years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  Except as set forth in Section 4.15(a) of the Disclosure Schedules, Sellers have not received any notice that any of the Material Customers intends to terminate or materially reduce its relationship with the Business.

(b) Section 4.15(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $50,000 in either of the two (2) most recent calendar years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  Except as set forth in Section 4.15(b) of the Disclosure Schedules, Sellers have not received any notice that any of the Material Suppliers intends to terminate or materially reduce its relationship with the Business.

Section 4.16 Insurance. Section 4.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1, 2006.  None of the Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  True and complete copies of the Insurance Policies have been made available to Buyer Parent.

Section 4.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.17 of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened in writing against or by any of Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

Section 4.18 Compliance With Laws; Permits.

(a) Each of Sellers is in material compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b) All material Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by the applicable Sellers and are valid and in full force and effect. All fees and charges with respect to such material Permits as of the date hereof have been paid in full. Section 4.18(b) of the Disclosure Schedules lists all current material Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the material Permits and their respective dates of issuance and expiration. To Sellers' Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Section 4.18(b) of the Disclosure Schedules.

Section 4.19 Environmental Matters.

(a) The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.19(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) None of the Business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets, and Sellers have not received an Environmental Notice that any of the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.

(e) Section 4.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers in connection with the Business or the Purchased Assets.

(f) Section 4.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers and any predecessors in connection with the Business or the Purchased Assets as to which Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Sellers have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of Sellers.

(g) Seller has provided or otherwise made available to Buyer Parent and listed in Section 4.19(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(h) Sellers are not aware of, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.20 Employee Benefit Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any of Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which any of Sellers has or may have any Liability, or with respect to which Buyer Group or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.20(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Sellers have made available to Buyer Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Each Benefit Plan (other than any multi-employer plan within the meaning of Section 3(37) of ERISA (each a “Multi-employer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened in writing. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of Sellers or, with respect to any period on or after the Closing Date, Buyer Group or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d) None of Sellers nor any of their ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i() no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan.

(f) Except as set forth in Section 4.20(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any individual for any reason.

(g) There is no pending or, to Sellers’ Knowledge, threatened Action in writing relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations).

(j) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.21 Employment Matters.

(a) Section 4.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses payable to employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.

(b) None of Sellers is, nor have any of them been, for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of any of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To Sellers' Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. None of Sellers has any duty to bargain with any Union.

(c) Each of the Sellers is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any of the Sellers pending, or to the Sellers’ Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

Section 4.22 Taxes.

(a) All Tax Returns required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid (except for any Taxes subject to a good faith contest with any taxing authority provided that appropriate reserves are maintained by the Sellers for any such Taxes).

(b) Each Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any of Sellers.

(d) All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(e) Sellers are not a party to any Action by any taxing authority. There are no pending or, to Sellers' Knowledge, threatened Actions in writing by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) None of Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) None of Sellers is, and none of Sellers has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 4.24 Full Disclosure. No representation or warranty by any of Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to any member of the Buyer Group pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of buyer Group

Except as set forth in the Disclosure Schedules (any information disclosed under any subsection number of the Disclosure Schedules shall be deemed to be disclosed and incorporated in any other subsection of the Disclosure Schedules where such disclosure would be reasonably appropriate (whether or not specific cross-references are made)), Buyer Group, jointly and severally, represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer Group. Each member of the Buyer Group is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and each member of the Buyer Group has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by each such member of the Buyer Group.

Section 5.02 Authority of Buyer Group. Each member of the Buyer Group has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each such member of the Buyer Group is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each member of the Buyer Group of this Agreement and any other Transaction Document to which such member of the Buyer Group is a party, the performance by such member of the Buyer Group of its obligations hereunder and thereunder and the consummation by such member of the Buyer Group of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such member of the Buyer Group. This Agreement has been duly executed and delivered by each member of the Buyer Group, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of each member of the Buyer Group enforceable against each member of the Buyer Group in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity. When each other Transaction Document to which each member of the Buyer Group is or will be a party has been duly executed and delivered by the applicable members of the Buyer Group (assuming due authorization, execution and delivery by each other party (other than the members of the Buyer Group) thereto), such Transaction Document will constitute a legal and binding obligation of the applicable members of the Buyer Group enforceable against it or them in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by each member of the Buyer Group of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of any member of the Buyer Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any member of the Buyer Group; or (c) require the consent, notice or other action by any Person under any Contract to which any member of the Buyer Group is a party (except for such consents, notices or other actions which, in the aggregate, would not have a material adverse effect on the Buyer Group’s ability to perform its obligations under this Agreement and the other Transactions Documents to which any member of the Buyer Group is a party). No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any member of the Buyer Group in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the Buyer Group’s ability to perform its obligations under this Agreement and the other Transactions Documents to which any member of the Buyer Group is a party.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any member of the Buyer Group.

Section 5.05 Legal Proceedings. There are no Actions pending or, to Buyer Group's Knowledge, threatened in writing against or by any member of the Buyer Group or any Affiliate of any member of the Buyer Group that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.06 Full Disclosure. No representation or warranty by any of Buyer Group in this Agreement and no statement applicable to Buyer Group contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Sellers pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer Group (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, each of Sellers shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer Group and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business upon reasonable advance notice to Sellers; (b) furnish Buyer Group and its Representatives with such financial, operating and other data and information related to the Business as Buyer Group or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer Group in its investigation of the Business.  Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer Group or other information received by Buyer Group shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.

Section 6.03 Intentionally Omitted.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer Group in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer Group's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Upon the Closing Date, Sellers shall terminate those employees of the Business that Buyer Group gives notice to Sellers of its intent to hire at Closing, so that, at Buyer Group's sole discretion, the members of the Buyer Group may offer employment, on an “at will” basis, to any or all of such employees.

(b) Sellers shall be solely responsible, and none of the members of the Buyer Group shall have any obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with any of Sellers at any time on or prior to the Closing Date.

(c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date.  Sellers shall pay, or cause to be paid, all such amounts to the appropriate person as and when due.

(d) Each employee of the Business who becomes employed by a member of the Buyer Group in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility only under the defined contribution retirement plan for his or her period of service with the Sellers prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer Group, in its sole and absolute discretion; and (ii) such service crediting shall be permitted under, and consistent with, Buyer Group's defined contribution retirement plan.

Section 6.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer Group in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Governmental Approvals and Consents

(a) Sellers and Buyer Group shall use reasonable best efforts to give all notices to, and obtain all consents from, (i) all third parties that are described in Section 4.03 of the Disclosure Schedules; and (ii) all Governmental Authorities that are described in Section 6.07 of the Disclosure Schedules.

Section 6.08 Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer Group; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.11 Receivables. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliates, as applicable, shall remit such funds to Buyer Group within five (5) Business Days after its receipt thereof (provided that Sellers shall not have any obligation to pursue the collection of any Accounts Receivable or other similar accounts). From and after the Closing, if Buyer Group or its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer Group or its Affiliates shall remit any such funds to Sellers within five (5) Business Days after its receipt thereof.

Section 6.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the party responsible for such Taxes and fees under applicable Laws. Each Party shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

Section 6.13 Tax Clearance Certificates. Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (each a “Tax Clearance Certificate” and collectively, the “Tax Clearance Certificates”) could subject any member of the Buyer Group to any Taxes of Sellers.  If any taxing authority asserts that any of Sellers is liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer Group that such liabilities have been paid in full or otherwise satisfied.

Section 6.14 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII
Conditions to closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03, in form and substance reasonably satisfactory to Buyer Group, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer Group. The obligations of Buyer Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer Group's waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.23, the representations and warranties of Sellers contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, and Section 4.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer Group or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer Group at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Sellers shall have delivered to Buyer Group duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g) Buyer Group shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer Group written evidence, in form satisfactory to Buyer Group in its sole discretion, of the release of such Encumbrances.

(i) Buyer Group shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Sellers’ Closing Certificate”).

(j) Buyer Group shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Sellers certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Sellers authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Sellers authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k) Sellers shall have delivered to Buyer Group evidence that all outstanding payroll obligations of Sellers have been paid and satisfied as of the Closing.

(l) Sellers shall have delivered to Buyer Group evidence that all accrued employee personal time off of Sellers’ employees (e.g. sick days, vacation days, paid time off days, and the like) have been utilized as of the Closing.

(m) Sellers shall have delivered to Buyer Group audited financials for the Sellers for the fiscal year ending June 30, 2011.

(n) Sellers shall have delivered to Buyer Group such other documents or instruments as Buyer Group reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of  Group contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer Group contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer Group contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer Group shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Buyer Group shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(e) Buyer Group shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(f) Buyer Group shall have delivered to the Sellers the Purchase Price pursuant to Section 2.05.

(g) Buyer Group shall have delivered to the applicable lending institutions the Bank Payoff Amount pursuant to Section 2.05

(h) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each member of Buyer Group, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Group Closing Certificate”).

(i) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each member of Buyer Group certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer Group authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer Group authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(j) Buyer Group shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.09, Section 4.19, Section 4.23, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely and the representations and warranties in Section 4.20 and Section 4.22 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article VIII, each of Sellers shall jointly and severally indemnify and defend each member of Buyer Group and its Affiliates and their respective Representatives (collectively, the “Buyer Group Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Group Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any of Sellers contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date; or

(e) the Bank Payoff Amount, and/or the Trade Payables Amount being greater than the amount or amounts set forth in this Agreement (including, without limitation, the applicable Disclosure Schedules to this Agreement).

Section 8.03 Indemnification By Buyer Group. Subject to the other terms and conditions of this Article VIII, Buyer Group shall jointly and severally indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer Group contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Buyer Group pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer Group pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer Group pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Group Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any Excluded Asset, any Excluded Liability or any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.09, Section 4.19, Section 4.20, Section 4.22 and Section 4.23 (collectively, the “Buyer Group Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Group Basket Exclusions) exceeds Fifty Thousand Dollars ($50,000), in which event Sellers shall be required to pay or be liable (on a joint and several basis) for all such Losses from the first dollar.

(b) Buyer Group shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any Assumed Liability or any inaccuracy in or breach of any representation or warranty in Section 5.01, Section 5.02 and Section 5.04 (collectively, the “Seller Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds Fifty Thousand Dollars ($50,000), in which event Buyer Group shall be required to pay or be liable for all such Losses from the first dollar.

(c) With respect to indemnification pursuant to Section 8.02(a) above, Sellers' maximum aggregate liability hereunder at any give time shall not exceed the outstanding amount held in escrow pursuant to the Escrow Agreement, and the Escrow Amount shall be the sole source for recovery hereunder (except for any claims based on fraud, claims pursuant to Section 8.02(b) or any claims for indemnification based upon, arising out of, with respect to or by reason of any Excluded Asset or Excluded Liability).  In addition, Sellers' maximum aggregate liability pursuant to this Agreement in any event at any give time shall not exceed the Aggregate Purchase Price.  With respect to indemnification pursuant to Section 8.03(a) above, Buyer Group's maximum aggregate liability hereunder at any given time shall not exceed the outstanding amount held in escrow pursuant to the Escrow Agreement (except for any claims based on fraud, claims pursuant to Section 8.03(b) or any claims for indemnification based upon, arising out of, with respect to or by reason of any Assumed Liability).  In addition, Buyer Group’s maximum aggregate liability pursuant to this Agreement in any event at any give time shall not exceed an amount equal to the Aggregate Purchase Price.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is one of the Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel mutually agreeable to the Indemnified Party and the Indemnifying Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer Group shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may accept such settlement without any consent of the Indemnified Party.  If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by a release of such amount from escrow under the Escrow Amount in favor of the Buyer Group with respect to claims indemnified by Sellers, and by wire transfer of immediately available funds to Sellers, with respect to claims indemnified by Buyer Group. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to six percent (6%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. Notwithstanding anything to the contrary contained in this Agreement (including without limitation the Sellers' failure to disclose any matter required to be disclosed on any Exhibit or Schedule hereto), Buyer Group agrees that no representation or warranty of the Sellers in this Agreement or in any agreement or instrument executed in connection herewith shall be deemed to be untrue or incorrect, and Sellers shall not be deemed to be in breach thereof, if Andrew Prince had actual knowledge on the date of this Agreement of any undisclosed matter that would constitute a breach of such representation or warranty or that any such representation or warranty was untrue or incorrect.

Section 8.09 Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person's fraudulent conduct.

ARTICLE IX
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer Group;

(b) by Buyer Group by written notice to Sellers if:

(i) Buyer Group is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any of Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Sellers’ receipt of written notice of such breach from Buyer Group; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2012, unless such failure shall be due to the failure of any member of Buyer Group to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer Group if:

(i) Each of Sellers is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer Group pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer Group within ten (10) days of Buyer Group's receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by May 31, 2012, unless such failure shall be due to the failure of any of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by each of them prior to the Closing; or

(d) by Buyer Group or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	c/o Richard McVaugh, President 351 Camer Drive Bensalem, PA 19020 Facsimile: 215-244-3398 E-mail: rmcvaugh@fdmcinc.com
with a copy to:	Buchanan Ingersoll & Rooney PC One Oxford Centre, 20th Floor 301 Grant Street Pittsburgh, PA 15219 Facsimile: (412)562-1444 E-mail: david.monaghan@bipc.com Attention: David A. Monaghan, Esq.
If to Buyer Group:	c/o Precision Aerospace Components, Inc. 2200 Arthur Kill Road Staten Island, New York 10309 Facsimile: 347-258-9006 E-mail: aprince@precaeroinc.com Attention: Andrew S. Prince, President and CEO
with a copy to:	LeClairRyan One Riverfront Plaza 1037 Raymond Boulevard, 16th Floor Newark, New Jersey 07102 Facsimile: 973-491-3555 E-mail: john.oberdorf@leclairryan.com Attention: John J. Oberdorf, Jr., Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer Group may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA IN EACH CASE LOCATED IN PHILADELPHIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

FASTENER DISTRIBUTION AND MARKETING COMPANY, INC.

By
Name:
Title:

AERO-MISSILE COMPONENTS, INC.

By
Name:
Title:

CREATIVE ASSEMBLY SYSTEMS, INC.

By
Name:
Title:

BUYERS:
PRECISION AEROSPACE COMPONENTS, INC.

By
Name:
Title:

APACE ACQUISITION I, INC.

By
Name:
Title:

APACE ACQUISITION II, INC.

By
Name:
Title: